Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	June 30,
	2008	2007
Basic:
Average shares outstanding	13,380,920	13,619,287
Net income	$ 6,332,111	$ 8,206,566
Per share amount	$0.47	$0.60
Diluted:
Average shares outstanding	13,380,920	13,619,287
Net effect of dilutive stock options - based on the treasury stock method using average market price	9,720	106,525
Diluted shares	13,390,640	13,725,812
Net income	$ 6,332,111	$ 8,206,566
Per share amount	$0.47	$0.60

Note:  Antidilutive stock options totaling 627,124 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2008.  Antidilutive stock options totaling 306,619 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2007.

	Six Months Ended
	June 30,
	2008	2007
Basic:
Average shares outstanding	13,381,089	13,615,187
Net income	$(8,821,169)	$15,542,039
Per share amount	$(0.66)	$1.14
Diluted:
Average shares outstanding	13,381,089	13,615,187
Net effect of dilutive stock options - based on the treasury stock method using average market price	NA	111,570
Diluted shares	13,381,089	13,726,757
Net income	$(8,821,169)	$15,542,039
Per share amount	$(0.66)	$1.13

Note:  Because of the Company's loss from continuing operations, no potential common shares were included in the calculation of diluted earnings per share for the six months ended June 30, 2008.  Antidilutive stock options totaling 305,869 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2007.